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                                                                   EXHIBIT 10.5

                       FIRST INDUSTRIAL PENNSYLVANIA, L.P.
                                  STANDARD FORM
                            INDUSTRIAL BUILDING LEASE
                                 (SINGLE TENANT)

         1. BASIC TERMS. This SECTION 1 contains the Basic Terms of this Lease between Landlord and Tenant, named below. Other Sections of the Lease referred to in this SECTION 1 explain and define the Basic Terms and are to be read in conjunction with the Basic Terms.

                  1.1.     Date of Lease: JULY 12, 2000

                  1.2. Landlord: First Industrial Pennsylvania, L.P., a Delaware limited partnership

                  1.3.     Tenant: Protarga, Inc. a Delaware corporation

                  1.4. Premises: Lot, Building (11,256 square feet), Improvements and Property known as 264 Welsh Pool Road Exton, Pennsylvania (AS DEFINED ON EXHIBIT "A").

                  1.5. Lease Term: Three (3) years ("TERM"), commencing August 1, 2000 ("COMMENCEMENT DATE") and ending July 31, 2003 ("EXPIRATION DATE").

                  1.6. Permitted Uses: (See SECTION 4) research and development of pharmaceuticals (excluding manufacturing) and ancillary offices

                  1.7.     Tenant's Guarantor: (if none, so state) None

                  1.8.     Brokers: (See SECTION 23; if none, so state)

                           (A)      Tenant's Broker: None
                           (B)      Landlord's Broker: Smith Mack & Co.

                  1.9. Security Letter of Credit. (SEE RIDER SECTION 2). Security Letter of Credit in initial amount of $ $160,000.00

                  1.10.    Intentionally Omitted.

                  1.11.    Base Rent Payable by Tenant is: SEE EXHIBIT "1.11"

                  1.12. Riders to Lease: The following riders are attached to and made a part of this Lease. (If none, so state) See RIDERS and EXHIBITS attached hereto and made a part hereof

         2. LEASE OF PREMISES; RENT.

                  2.1. LEASE OF PREMISES FOR LEASE TERM. Landlord hereby leases the Premises to Tenant, and Tenant hereby rents the Premises from Landlord, for the Term and subject to the conditions of this Lease.

                  2.2.     TYPES OF RENTAL PAYMENTS. Tenant shall pay rents of
(a) net base rent payable in monthly installments as set forth in SECTION 1.11 hereof, in advance, on the first day of each and every calendar month during the Term of this Lease (the "BASE RENT") provided, however, that Base Rent payment shall commence on Commencement Date, as adjusted pursuant to Section 5.2 and shall be payable as set forth on EXHIBIT "1.11"; and (b) all costs, expenses and charges of every nature relating to, or incurred in connection with, the ownership, repair, replacement, restoration, maintenance and operation of the Premises and that are incurred, attributable to, or become due, during the Term, including, but not limited to, the cost of the Landlord's Policies (as defined in SECTION 10.1 ) [collectively, "ADDITIONAL RENT"]; and (c) in the event any monthly installment of Base Rent or Additional Rent, or both, is not paid within 10 days of the date when due, a late charge in an amount equal to 5% of the then delinquent installment of Base Rent and/or Additional Rent (the "LATE CHARGE"; the Late Charge, Base Rent, Additional Rent and all other amounts payable by Tenant under this Lease shall collectively be referred to as "RENT"), to First Industrial Pennsylvania, L.P., c/o First Industrial, L.P., P.O. Box 33098, Newark, NJ 07188-0098, or if sent by overnight courier, First Chicago National Processing Center, 3rd Floor, 300 Harmon Meadow Boulevard, Secaucus, NJ 07094,
Attention: First Industrial Pennsylvania, L.P., Lockbox #33098 (or such other entity designated as Landlord's management agent, if any, and if Landlord so appoints such a management agent, the "Agent"), or pursuant to such other directions as Landlord shall designate in this Lease or otherwise in writing.

                  2.3. COVENANTS CONCERNING RENTAL PAYMENTS. Tenant shall pay the Rent promptly when due, without notice or demand, and without any abatement, deduction or setoff, except as may otherwise be expressly and specifically provided in this Lease. No payment by Tenant, or receipt or acceptance by Agent or Landlord, of a lesser amount than the correct Rent shall be deemed to be other than a payment on account, nor shall any endorsement or statement on any check or letter accompanying any payment be deemed an accord or satisfaction, and Agent or Landlord may accept such payment without prejudice to its right to recover the balance due or to pursue any other remedy available to Landlord. If the Commencement Date occurs on a day other than the first day of a calendar month, the Rent due for the first calendar month of the

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Term shall be prorated on a per diem basis and paid to Landlord on the
Commencement Date, and the Term will be extended to terminate on the last day of the calendar month in which the Expiration Date stated in SECTION 1.5 occurs.

         3. OPERATING EXPENSES; TAXES AND ASSESSMENTS

                  3.1. OPERATING EXPENSES. Landlord, subject to Tenant's timely payment of the Operating Expenses (hereinafter defined) as Additional Rent in accordance with this Section 3.1 and Section 3.3, shall administer, maintain, and perform, the following items throughout the Term: (a) landscaping and lawn mowing at the Premises, (b) all snow and ice removal from parking areas, loading areas and roadways on the Premises, (c) all exterior non-structural, repairs and replacements, ordinary and extraordinary, to the Building constituting a part of the Premises, including, but not limited to, the exterior of the Building constituting a part of the Premises, sidewalks, driveways, curbs, parking areas and loading areas, and (d) any service or maintenance contracts covering systems, except for the HVAC maintenance contract which Tenant will be contracting for directly, serving the Premises. Landlord shall receive an annual management fee of Three Percent (3%) of annual Base Rent. The expenses described above in this Section 3.1 are defined in this Lease, collectively, as "Operating Expenses." The cost of capital improvements that are included as Operating Expenses (all according to generally accepted accounting principles and excluding capital leases) shall be amortized over the estimated life of such improvements and the yearly amortized amount shall be included in Operating Expenses for such Operating Year. Notwithstanding the foregoing, Landlord, at its sole cost and expense and not as an Operating Expense, shall be solely responsible for performing the maintenance, repair and replacement of the roof and all structural elements of the Building constituting part of the Premises and the replacement of the HVAC system (excluding the Liebert Unit) serving the Premises (except for such repair and replacement resulting from "Tenant Necessitated Repairs" (as defined at Section 13.1)). Landlord shall not be responsible for, and Tenant be responsible for and shall pay, the entire cost of, any maintenance, repair, or replacement of any portion of the Premises or any system serving the Premises necessitated by Tenant Necessitated Repairs. Landlord shall not be responsible for, and Tenant shall be responsible for and shall pay, the entire cost of, any maintenance, repair, or replacement of the interior of the Building constituting a part of the Premises (except, to the extent expressly provided in this Lease, for structural repairs and replacements, and the replacement of the HVAC system), including, without limitation of any costs relating to any security systems, janitorial services, and waste removal services. Landlord and Tenant agree that the following items shall be excluded from "Operating Expenses:" any depreciation allowance or expense, amortization and other non-cash items; any costs or expenses representing any amount paid for services and materials to a (personal or business) related person, firm or entity to the extent such amount exceeds the amount that would have been paid for such service or materials at the then-existing market rates in the absence of such relationship; the costs of repair, replacement or restoration work occasioned by any casualty or condemnation; the costs of additional casualty insurance premiums for the Premises materially in excess of the standard rate payable by Landlord for comparable facilities in the area, unless attributable to Tenant's use of the Premises; the costs of repairs, alterations and general maintenance to the extent necessitated by the negligence or willful misconduct of Landlord or its agents, employees or contractors, or the cost or repairs, alterations and general maintenance to the extent necessitated by the negligence or willful misconduct of any other tenant or such other tenant's invitees; any amount payable by Landlord (a) by way of indemnity, (b) for damages or (c) which constitute a fine or penalty, including interest or penalties for late payment; and any capital costs incurred in compliance with existing or new or revised federal or state laws or municipal ordinances, or codes or regulations promulgated under any of the same, requiring modifications to any portion of the Premises unless attributable to Tenant's use of the Premises.

                  3.2. TAXES AND ASSESSMENTS. Tenant agrees to pay as Additional Rent for the Premises (i) all governmental taxes, assessments, fees and charges of every kind or nature, whether general, special, ordinary or extraordinary, due at any time or from time to time, during the Term and any extensions thereof, in connection with the ownership, leasing, or operation of the Premises, or of the personal property and equipment located therein or used in connection therewith; and (ii) any reasonable expenses incurred by Landlord in contesting such taxes or assessments and/or the assessed value of the Premises (the "Taxes"). All such taxes shall be paid by Tenant as part of the monthly installments of Additional Rent. The Taxes for the first and last years of the Term will be appropriately prorated. If any special assessments levied against the Property are payable in installments, Tenant shall be responsible only for those installments that are due and payable during the Term. For purposes hereof, Taxes for any year shall be Taxes that are due for payment or paid in that year rather than Taxes that are assessed, become a lien or accrue during such year. Taxes shall not include (i) any inheritance, estate, succession, transfer, gift, franchise, corporation, income or profit tax or capital levy that is or may be imposed upon Landlord or (ii) any taxes resulting from a transfer of the Premises.

                  3.3. PAYMENT OF OPERATING EXPENSES, TAXES AND PREMIUMS FOR LANDLORD'S POLICIES. Landlord shall have the right to reasonably estimate the Operating Expenses, Taxes and premiums for Landlord's Policies for each "Operating Year" (as hereinafter defined). Upon Landlord's or Agent's notice to Tenant of such estimated amount, Tenant shall pay, on the first day of each month during that Operating Year, an amount (the "ESTIMATED RECURRING ADDITIONAL RENT") equal to the estimate of the Operating Expenses, Taxes and premiums for Landlord's Policies, for such Operating Year divided by twelve (12) (or the fractional portion of the Operating Year remaining at the time Landlord delivers its notice of Estimated Recurring Additional Rent due from Tenant for that Operating Year). If the aggregate amount of Estimated Recurring Additional Rent actually paid by Tenant during any Operating Year is less than Tenant's actual ultimate liability for the same for that particular Operating Year, Tenant shall pay the deficiency within thirty (30) days of Landlord's demand therefor. If the aggregate amount of Estimated Recurring Additional Rent actually paid by Tenant during a given Operating Year exceeds Tenant's actual liability for such Operating Year, the excess shall be credited against the Estimated Recurring Additional Rent next due from Tenant during the


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immediately subsequent Operating Year, except that in the event that such excess is paid by Tenant during the final Lease Year, then upon the expiration of the Term, Landlord or Agent shall pay Tenant the then- applicable excess promptly after determination thereof. No interest shall be payable to Tenant on account of such payments of Estimated Recurring Additional Rent and such payments may be commingled. As used in this Section 3, the term "OPERATING YEAR" means each calendar year commencing January 1st and ending December 31st (including the calendar year within which the Commencement Date occurs) during the Term.

                  3.4. REVIEW OF OPERATING EXPENSES. As soon as practical following the end of each Operating Year (including the year in which the term of this Lease ends), Landlord shall deliver to Tenant a statement indicating the actual amount of Operating Expenses and Taxes (including a copy of the tax bill) for such ended Operating Year. Tenant, at its sole cost and expense, shall have the right to be exercised no later than forty-five (45) days following the furnishing of the aforesaid statement to Tenant, upon ten (10) days' prior written notice to Landlord, to examine at a location determined by Landlord, the Landlord's backup support and data relating to the Operating Expenses and Taxes for the preceding Operating Year. If in such inspection Tenant identifies any overpayments or unsupported costs which exceed the total amount of the true Operating Expenses, Landlord shall repay Tenant for such cost within ten (10) days of such determination. In addition, to the extent such identified overpayments or unsupported costs exceed ten percent (10%) of the total amount of the true Operating Expenses, Landlord shall reimburse Tenant for its reasonable third-party costs associated with such examination and audit.

         4. USE OF PREMISES; SIGNAGE

                  4.1. USE OF PREMISES. The Premises shall be used by Tenant for the purpose(s) set forth in SECTION 1.6 above and for no other purpose whatsoever. Tenant shall not, at any time, use or occupy, or suffer or permit anyone to use or occupy, the Premises, or do or permit anything to be done in the Premises, in any manner that may (a) violate any Certificate of Occupancy for the Premises; (b) cause, or be liable to cause, injury to, or in any way impair the proper utilization of, all or any portion of the Premises (including, but not limited to, the structural elements of the Building, as defined in EXHIBIT "A") or any equipment, facilities or systems therein; (c) constitute a violation of the laws and requirements of any public authority or the requirements of insurance bodies or the rules and regulations of the Premises, including any covenant, condition or restriction affecting the Premises; (d) exceed the load bearing capacity of the floor of the Building: (e) impair or tend to impair the character, reputation or appearance of the Premises; or (f) unreasonably annoy, inconvenience or disrupt the operations or tenancies of other tenants or users of the Premises, if any.

                  4.2. SIGNAGE. Tenant shall not affix any sign of any size or character to any portion of the Premises, without prior written approval of Landlord, which approval shall not be unreasonably withheld or delayed. Tenant shall remove all signs of Tenant upon the expiration or earlier termination of this Lease and immediately repair any damage to the Premises caused by, or resulting from, such removal.

                  4.3.     INTENTIONALLY OMITTED

         5. CONDITION AND DELIVERY OF PREMISES.

                  5.1. CONDITION OF PREMISES. Tenant agrees that Tenant is familiar with the condition of the Premises, and Tenant hereby accepts the foregoing on an "AS-IS," "WHERE-IS" basis, subject to the obligation of Landlord to complete the Work Items (hereinafter defined). Tenant acknowledges that neither Landlord nor Agent nor any representative of Landlord has made any representation as to the condition of the foregoing or the suitability of the foregoing for Tenant's intended use. Tenant represents and warrants that Tenant has made its own inspection of the foregoing. Neither Landlord nor Agent shall be obligated to make any repairs, replacements or improvements (whether structural or otherwise) of any kind or nature to the foregoing in connection with, or in consideration of, this Lease, except (a) as set forth in SECTION 3.1, SECTION 13.2, AND SECTION 18 and (b) with respect to all (if any) repairs and improvements expressly and specifically described in EXHIBIT "B" attached hereto ("WORK ITEMS"). Landlord shall complete the Work Items in a good and workmanlike manner. The Premises shall be deemed ready for occupancy by Tenant when (a) the Township of Uwchlan, Pennsylvania has issued a certificate of occupancy for the Premises, and (b) the Work Items have been completed except for such items of finishing and construction of such nature which are not necessary to make the Premises reasonably tenantable for Tenant's use; Landlord shall complete any incomplete items within thirty (30) days after the Commencement Date Landlord agrees to make reasonable efforts to enforce, or cause Agent to enforce, upon Tenant's request, all manufacturer's or contractor's warranties, if any, issued in connection with any of the Work Items. If the cost of the Work Items exceeds Fifty-Six Thousand Dollars ($56,000.00), Landlord shall, prior to incurring such additional expense, contact Tenant and request Tenant's consent to such additional expense. If Tenant does not respond within 24 hours of Landlord's request, such request for additional cost shall be deemed approved. If Tenant agrees to the additional expense, Tenant shall pay such excess to Landlord within fifteen (15) days after the presentation by Landlord to Tenant of invoices therefor.

                  5.2. DELAY IN COMMENCEMENT. Landlord shall not be liable to Tenant if Landlord does not deliver possession of the Premises to Tenant on the Commencement Date. The obligations of Tenant under the Lease shall not be affected thereby, except that the Commencement Date shall be delayed until Landlord delivers possession of the Premises to Tenant, and the Lease Term shall be extended by a period equal to the number of days of delay in delivery of possession of the Premises to Tenant, plus the number of days necessary to end the Lease Term on the last day of a month. If Landlord cannot deliver sole possession of


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the Premises by September 15, 2000, Tenant shall have the ability to terminate this Lease upon written notice to Landlord.

         6. SUBORDINATION; NOTICES TO SUPERIOR LESSORS AND MORTGAGEES;
ATTORNMENT.

                  6.1. SUBORDINATION. Provided that Tenant is provided with a reasonable and customary subordination, nondisturbance and attornment agreement duly executed by the holder of any mortgage or deed of trust or the landlord pursuant to any ground lease, this Lease is and shall be subject and subordinate at all times to all ground leases or underlying leases that may now exist or hereafter be executed affecting the Premises; and to any mortgage or deed of trust that may now exist or be placed upon, and encumber, any or all of the Premises; any ground leases or underlying leases for the benefit of the Premises; or all or any portion of Landlord's interest or estate in any of said items. Notwithstanding the foregoing, Landlord shall have the right to subordinate (or cause to be subordinated) any such ground leases or underlying leases for the benefit of the Premises, or any such mortgage or deed of trust liens, to this Lease. Tenant shall execute and deliver, upon demand by Landlord and in the form reasonably requested by Landlord, any additional documents evidencing the priority of subordination of this Lease with respect to any such ground leases or underlying leases or any such mortgage or deed of trust. Landlord represents and warrants to Tenant that, as of the date of this Lease, there are no mortgages or ground leases encumbering the Premises.

                  6.2. ESTOPPEL CERTIFICATES. Landlord and Tenant each agree, from time to time and within fifteen (15) days after request by the other party, to deliver to the requesting party, an estoppel certificate stating such factual matters pertaining to this Lease as may be reasonably requested. Landlord and Tenant intend that any statement delivered pursuant to this section may be relied upon by the requesting party and its designees.

                  6.3. TRANSFER FOR LANDLORD. In the event of a sale or conveyance by Landlord of the Premises, and provided that the successor Landlord assumes the Lease in writing, the same shall operate to release Landlord from any future liability for any of the covenants or conditions, express or implied, herein contained in favor of Tenant, and in such event Tenant agrees to look solely to Landlord's successor in interest with respect thereto and agrees to attorn to such successor.

         7. QUIET ENJOYMENT. Subject to the provisions of this Lease, so long as Tenant is not in default under this Lease, Tenant shall not be disturbed in its possession of the Premises by Landlord, Agent or any other person lawfully claiming through or under Landlord. This covenant shall be construed as a covenant running with the Premises and is not a personal covenant of Landlord. Notwithstanding the foregoing, however, Tenant acknowledges and agrees that Landlord shall have the unfettered and unilateral right to use portions of the Premises (but not the interior of the Building) for such purposes and uses as Landlord may desire; provided, however, that in all events and under all circumstances, Landlord's use of any portion of the Premises shall not interfere, in any material respect, with any or all of (a) Tenant's rights to occupy and use the Premises (in the manner and for the purposes contemplated hereunder); (b) Tenant's right to utilize the vehicular parking areas located on the Premises; and (c) Tenant's right of access, ingress and egress to and from the Premises.

         8. ASSIGNMENT, SUBLETTING AND MORTGAGING.

                  8.1. PROHIBITION. Tenant acknowledges that this Lease and the Rent due under this Lease have been agreed to by Landlord in reliance upon Tenant's reputation and creditworthiness and upon the continued operation of the Premises by Tenant for the particular use set forth in SECTION 4 above; therefore, Tenant shall not, whether voluntarily, or by operation of law, or otherwise: (a) assign or otherwise transfer this Lease; (b) sublet the Premises or any part thereof, or allow the same to be used or occupied by anyone other than Tenant; or (c) mortgage, pledge, encumber, or otherwise hypothecate this Lease or the Premises, or any part thereof, in any manner whatsoever, without in each instance obtaining the prior written consent of Landlord, which consent may be given or withheld in Landlord's sole, but reasonable, discretion. Any purported assignment, mortgage, transfer, pledge or sublease made without the prior written consent of Landlord shall be absolutely null and void. No assignment of this Lease shall be effective and valid unless and until the assignee executes and delivers to Landlord any and all documentation reasonably required by Landlord in order to evidence assignee's assumption of all obligations of Tenant hereunder. Any consent by Landlord to a particular assignment, sublease or mortgage shall not constitute consent or approval of any subsequent assignment, sublease or mortgage, and Landlord's written approval shall be required in all such instances. No consent by Landlord to any assignment or sublease shall be deemed to release Tenant from its obligations hereunder and Tenant shall remain fully liable for performance of all obligations under this Lease.

                  8.2. RIGHTS OF LANDLORD. If this Lease is assigned, or if the Premises (or any part thereof) are sublet or used or occupied by anyone other than Tenant, whether or not in violation of this Lease, Landlord or Agent may (without prejudice to, or waiver of its rights), collect Rent from the assignee, subtenant or occupant. Landlord or Agent may apply the net amount collected to the Rent herein reserved, but no such assignment, subletting, occupancy or collection shall be deemed a waiver of any of the provisions of this SECTION 8. With respect to the allocable portion of the Premises sublet, in the event that the total rent and any other considerations received under any sublease by Tenant is greater than the total Rent required to be paid, from time to time, under this Lease, Tenant shall pay to Landlord fifty percent (50%) of such excess as received from any subtenant and such amount shall be deemed a component of the Additional Rent.


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                  8.3.     PERMITTED TRANSFERS. The provisions of SECTION 8.1(a)
shall apply to a transfer of a majority of the voting stock of Tenant or to any other change in voting control of Tenant (if Tenant is a corporation), or to a transfer of a majority (I.E. greater than 50% interest) of the general partnership or membership interests in Tenant (if Tenant is a partnership or a limited liability company) or managerial control of Tenant, or to any comparable transaction involving any other form of business entity, whether effectuated in one or more transactions, as if such transfer were an assignment of this Lease; but said provisions shall not apply to such a transfer, provided, in any of such events, the successor to Tenant (or any party remaining liable for the obligations of Tenant hereunder) (i) has a net worth at least equal to the net worth of Tenant as of the Commencement Date or (ii) otherwise is capable of satisfying Tenant's obligations hereunder, in Landlord's reasonable judgment.
Any such permitted transferee shall execute and deliver to Landlord any and all documentation reasonably required by Landlord in order to evidence assignee's assumption of all obligations of Tenant hereunder.

         9. COMPLIANCE WITH LAWS.

                  9.1. COMPLIANCE WITH LAWS. From and after the Commencement Date, Tenant shall, at its sole expense (regardless of the cost thereof), comply with all local, state and federal laws, rules, regulations and requirements now or hereafter in force and all judicial and administrative decisions in connection with the enforcement thereof (collectively, "LAWS"), pertaining Tenant's use of the Premises. If any license or permit is required for the conduct of Tenant's business in the Premises, Tenant, at its expense, shall procure such license prior to the Commencement Date, and shall maintain such license or permit in good standing throughout the Term. Tenant shall give prompt notice to Landlord of any written notice it receives of the alleged violation of any Laws or requirements of any governmental or administrative authority with respect to either or both of the Premises and the use or occupation thereof. The judgment of any court of competent jurisdiction, or the admission of Tenant in any action or proceeding against Tenant, whether Landlord is a party thereto or not, that any such Law pertaining to the Premises has been violated, shall be conclusive of that fact as between Landlord and Tenant. Landlord represents and warrants to Tenant that, as of the date of this Lease, there are no outstanding notices received by Landlord of violations of Laws pertaining to the Premises, including, without limitation, Laws pertaining to Hazardous Materials or the Americans with Disabilities Act. Landlord represents and warrants to its actual knowledge, without investigation, that the Premises, during its period of ownership, has not been subject to a prior Nuclear Regulatory Commission ("NRC") license or permit and that the Premises, as of the Commencement Date, is available for unrestricted use as such term relates to the decommissioning of the premises at the expiration of a NRC permit or license, based solely on the fact that during Landlord's ownership, the Premises was not subject to a NRC license or permit. Landlord shall, at its cost and expense, cause the construction of the Work Items at the Premises to comply with Laws in force and pertaining to the Premises as of Commencement Date.

                  9.2. Hazardous Materials. If during the Term (or any extension thereof) any Hazardous Material (defined below) is generated, transported, stored, used, treated or disposed of at, to, from, on or in the Premises by, or as a result of any act or omission of, any or all of Tenant and any or all of Tenant's Parties (defined below): (i) Tenant shall, at its own cost, at all times comply (and cause all others to comply) with all laws (federal, state or local) relating to Hazardous Materials, including, but not limited to, all Environmental Laws (defined below), and Tenant shall further, at its own cost, obtain and maintain in full force and effect at all times all permits and other approvals required in connection therewith; (ii) Tenant shall promptly provide Landlord or Agent with complete copies of all communications, permits or agreements with, from or issued by any governmental authority or agency (federal, state or local) or any private entity relating in any way to the presence, release, threat of release, or placement of Hazardous Materials on or in the Premises, or the generation, transportation, storage, use, treatment, or disposal at, on, in or from the Premises, of any Hazardous Materials; and
(iii) Landlord, Agent and their respective agents and employees shall have the right, upon prior written notice and during normal business hours, to either or both (a) enter the Premises and (b) conduct appropriate tests for the purposes of ascertaining Tenant's compliance with all applicable Laws (including Environmental Laws), rules or permits relating in any way to the generation, transport, storage, use, treatment, disposal or presence of Hazardous Materials on, at, in or from the Premises or any portion thereof. This SECTION 9.2 does not authorize the generation, transportation, storage, use, treatment or disposal of any Hazardous Materials at, to, from, on or in the Premises in contravention of this SECTION 9. Tenant covenants to investigate, clean up and otherwise remediate, in accordance with applicable Environmental Laws, at Tenant's sole expense, any release of Hazardous Materials caused or created by any or all of (A) Tenant and (B) any or all of Tenant's officers, directors, invitees, agents, employees, contractors or representatives ("TENANT'S PARTIES") during the Term. Remediation activity having an estimated value in excess of $10,000 shall be performed only after Tenant has obtained Landlord's prior written consent; provided, however, that Tenant shall be entitled to respond immediately to an emergency without first obtaining such consent. Tenant shall be liable for any and all conditions covered hereby, and for all costs relating thereto, that are caused or created by any or all of Tenant and Tenant's Parties. Tenant shall not enter into any settlement agreement, consent decree or other compromise with respect to any claims relating to any Hazardous Materials in any way connected to the Premises without first obtaining Landlord's written consent which consent shall not be unreasonably withheld solely as to a settlement agreement or settlement agreements between Tenant and state or federal authorities or both, after Tenant has completed a clean-up or remediation of Hazardous Materials in accordance with applicable Environmental Laws under this SECTION 9.2, and affording Landlord the reasonable opportunity to participate in any such proceedings. As used herein, the term (x) "ENVIRONMENTAL LAWS" shall mean any and all Laws pertaining to Hazardous Materials or that otherwise deal with or relate to air or water quality, air emissions, soil or ground conditions or other environmental matters of any kind; and (y) "HAZARDOUS MATERIALS" shall mean any waste, material or substance (whether in the form of liquids, solids or gases, and whether or not air-borne) that is or may be deemed to be or include a pesticide, petroleum, asbestos, polychlorinated biphenyl, radioactive material, urea formaldehyde or any other pollutant or


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contaminant that is or may be deemed to be hazardous, toxic, ignitable, reactive, corrosive, dangerous, harmful or injurious, or that presents a risk to public health or to the environment, and that is or becomes regulated by any Environmental Law. At least ten (10) days before the termination or earlier expiration of the Lease, Tenant, at Tenant's sole expense, shall deliver to Landlord an "Environmental Assessment" (as defined below) of the interior areas of the Premises prepared by an independent environmental consultant reasonably acceptable to Landlord indicating that Tenant has complied with this Section 9.2 and has satisfied the terms and conditions contained in the Nuclear Regulatory Commission ("NRC") Materials License ("License") issued to Tenant with respect to: (i) the use, storage and handling of such materials in a specified and limited area of the premises, and (ii) the decommissioning of that portion of the Premises for "unrestricted use," based solely upon such terms applicability under the terms and conditions of the License. Tenant shall also deliver a certificate stating to its knowledge, that no event has occurred that caused the release of Hazardous Materials on the exterior of the Premises. For purposes of this Section 9.2, the term "Environmental Assessment" shall be limited to (a) samples taken from the interior of the Premises in order to identify whether any of the substances or materials that are customarily used in connection with Tenant's permitted use of the Premises for pharmaceutical research and development exceed amounts that are permitted under Environmental Law and (b) such action that may be necessary to satisfy the requirements of the License for decommissioning that portion of the Premises for unrestricted use based solely upon the terms and conditions of the License as such are applied by the NRC. Tenant shall not be responsible for the remediation or clean-up of any Hazardous Materials, chemicals or biological compounds that are identified all of the final reports prepared by for US Bioscience and Med Immune in connection with its analysis of the Premises. Landlord agrees to deliver such reports to Tenant within five (5) days of its receipt. Landlord agrees that Tenant may rely upon such report in establishing the base-line for the Premises as of the Commencement Date.

         10. INSURANCE.

                  10.1. INSURANCE TO BE MAINTAINED BY LANDLORD. Landlord shall maintain (a) "all-risk" property insurance covering the Premises (at its full replacement cost), but excluding Tenant's Property (defined in SECTION 12.2 below), and (b) commercial general public liability insurance covering Landlord for claims arising out of liability for bodily injury, death, personal injury, advertising injury and property damage occurring in and about the Premises and otherwise resulting from any acts and operations of Landlord, its agents and employees, and (c) rent loss insurance (collectively, "LANDLORD'S POLICIES"), all of the above with limits that are required by any lender(s) of Landlord, or as are otherwise reasonably determined by Landlord.

                  10.2. LIABILITY INSURANCE. Tenant shall purchase, at its own expense, and keep in force during this Lease a policy or policies of (i) commercial general liability insurance, including personal injury and property damage, in the amount of not less than $2,000,000.00 per occurrence and $5,000,000.00 annual general aggregate per location, and comprehensive automobile liability insurance covering Tenant against any losses arising out of liability for personal injuries or deaths of persons and property damage occurring in or about the Premises and (ii) "all-risk" property insurance covering Tenant's Property (and damage to other property resulting from any acts or operations of Tenant). Said policies shall (a) name Landlord, Agent, and any party holding an interest to which this Lease may be subordinated as additional insureds, (b) be issued by an insurance company with a Best rating of A-X or better and otherwise reasonably acceptable to Landlord and licensed to do business in the state in which the Premises is located, (c) provide that said insurance shall not be canceled or materially modified unless 30 days' prior written notice shall have been given to Landlord, (d) provide coverage on an occurrence basis; (e) provide coverage for the indemnity obligations of Tenant under this Lease; (f) contain a severability of insured parties provision and a cross liability endorsement; (g) be primary, not contributing with, and not in excess of, coverage that Landlord may carry; (h) include a hostile fire endorsement; and (i) otherwise be in such form and include such coverages as Landlord may reasonably require. Said policy or policies or, at Landlord's option, Certificate of Insurance, in a form reasonably acceptable to Landlord, evidencing said policies, shall be delivered to Landlord by Tenant upon commencement of the Lease and renewals thereof shall be delivered at least 30 days prior to the expiration of said insurance.

                  10.3. WAIVER OF SUBROGATION. To the extent permitted by law, and without affecting the coverage provided by insurance required to be maintained hereunder, Landlord and Tenant each waive any right to recover against the other for (a) damages to property, (b) damages to the Premises or any part thereof or (c) claims arising by reason of the foregoing, to the extent such damages and claims are insured against or required to be insured against by Landlord or Tenant under this Lease. This provision is intended to waive, fully and for the benefit of each party, any rights and/or claims that might give rise to a right of subrogation by any insurance carrier. The coverage obtained by each party pursuant to this Lease shall include, without limitation, a waiver of subrogation by the carrier which conforms to the provisions of this section.

         11. ALTERATIONS.

                  11.1. PROCEDURAL REQUIREMENTS. Tenant may, from time to time, at its expense, make alterations or improvements in and to the Premises (hereinafter collectively referred to as "ALTERATIONS"), provided that Tenant first obtains the written consent of Landlord in each instance. Landlord's consent to Alterations shall not be unreasonably withheld, provided that: (a) the Alterations are non-structural and the structural integrity of the Building shall not be affected; (b) the Alterations are to the interior of the Building;
(c) the proper functioning of the mechanical, electrical, heating, ventilating, air-conditioning ("HVAC"), sanitary and other service systems of the Premises shall not be affected and the usage of such systems by Tenant shall not be increased; (d) Tenant shall have appropriate insurance coverage, reasonably satisfactory to


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Landlord, regarding the performance and installation of the Alterations; (e) the
Alterations shall conform with all other requirements of this Lease; and (f) Tenant shall have provided Landlord with reasonably detailed plans (the "PLANS") for such Alterations in advance of requesting Landlord's consent.
Notwithstanding anything to the contrary contained in this SECTION 11.1, Landlord's consent shall not be required for Alterations satisfying clauses (a) through (e) above and costing $10,000.00 or less in any one instance (up to a maximum aggregate of $25,000.00 over the Term). Additionally, before proceeding with any Alterations, Tenant shall (i) at Tenant's expense, obtain all necessary governmental permits and certificates for the commencement and prosecution of Alterations; (ii) submit to Agent, for Landlord's written approval, working drawings, plans and specifications and all permits for the work to be done and Tenant shall not proceed with such Alterations until it has received said approval; and (iii) cause those contractors, materialmen and suppliers engaged to perform the Alterations to deliver to Landlord certificates of insurance (in a form reasonably acceptable to Landlord) evidencing policies of commercial general liability insurance (providing the same coverages as required in SECTION 10.2(i)) and workers compensation insurance. Such insurance policies shall satisfy the obligations imposed under SECTION 10.2(a) through (d) and SECTION 10.2(f) through (i). After obtaining Landlord's approval to the Alterations, Tenant shall give Landlord at least five days' prior written notice of the commencement of any Alterations at the Premises, and Landlord may elect to record and post notices of non-responsibility at the Premises.

                  11.2. PERFORMANCE OF ALTERATIONS. Tenant shall cause the Alterations to be performed in compliance with all applicable permits, laws and requirements of public authorities, and with Landlord's reasonable rules and regulations or any other restrictions that Landlord or Agent may impose on the Alterations. Tenant shall cause the Alterations to be diligently performed in a good and workmanlike manner, using new materials and equipment at least equal in quality and class to the standards for the Premises established by Landlord or Agent. Tenant shall obtain all necessary permits and certificates for final governmental approval of the Alterations and shall provide Landlord with "as built" plans, copies of all construction contracts, governmental permits and certificates and proof of payment for all labor and materials, including, without limitation, copies of paid invoices and final lien waivers.

                  11.3. LIEN PROHIBITION. Tenant shall pay when due all claims for labor and material furnished to the Premises in connection with the Alterations. Tenant shall not permit any mechanics or materialmen's liens to attach to the Premises. Tenant, at its expense, shall procure the satisfaction or discharge of record of all such liens and encumbrances within 30 days after the filing thereof; or, if acceptable to Landlord, in its reasonable determination, Tenant may procure (for Landlord's benefit) a bond or other protection against any such lien or encumbrance. In the event Tenant has not so performed, Landlord may, at its option, pay and discharge such liens and Tenant shall be responsible to reimburse Landlord, on demand and as Additional Rent under this Lease, for all costs and expenses incurred in connection therewith, together with interest thereon at the rate set forth in SECTION 22.3, which expenses shall include reasonable fees of attorneys of Landlord's choosing, and any costs in posting bond to effect discharge or release of the lien as an encumbrance against the Premises.

         12. LANDLORD'S AND TENANT'S PROPERTY.

                  12.1. LANDLORD'S PROPERTY. Subject to SECTION 12.2, all fixtures, machinery, equipment, improvements and appurtenances attached to, or built into, the Premises at the commencement of, or during the Term, whether or not placed there by or at the expense of Tenant, shall become and remain a part of the Premises; shall be deemed the property of Landlord (the "LANDLORD'S PROPERTY"),without compensation or credit to Tenant; and shall not be removed by Tenant at the Expiration Date unless Landlord notifies Tenant within ten (10) days after their installation that Landlord is requiring their removal at or before the Expiration Date or sooner termination of the Term. Further, any personal property in the Premises on the Commencement Date, movable or otherwise, unless installed and paid for by Tenant, shall be and shall remain the property of Landlord and shall not be removed by Tenant. In no event shall Tenant remove any of the following materials or equipment without Landlord's prior written consent: any power wiring or power panels, lighting or lighting fixtures, wall or window coverings, carpets or other floor coverings, heaters, air conditioners or any other HVAC equipment, fencing or security gates, or other similar building operating equipment and decorations.

                  12.2. TENANT'S PROPERTY. All movable non-structural partitions, business and trade fixtures, machinery and equipment, communications equipment and office equipment that are installed in the Premises by, or for the account of, Tenant and without expense to Landlord, and that can be removed without structural damage to the Building, and all furniture, furnishings and other articles of movable personal property owned by Tenant and located in the Premises (collectively, the "TENANT'S PROPERTY") shall be and shall remain the property of Tenant and may be removed by Tenant at any time during the Term, provided Tenant repairs or pays the cost of repairing any damage to the Premises resulting from the installation and/or removal thereof. At or before the Expiration Date, or the date of any earlier termination, Tenant, at its expense, shall remove from the Premises all of Tenant's Property (except such items thereof as constitute Landlord's Property; or as Landlord shall have expressly permitted, in writing, to remain, which property shall become the property of Landlord), and Tenant shall repair any damage to the Premises resulting from any installation and/or removal of Tenant's Property. At or before the Expiration Date, or the date of any earlier termination, Tenant shall remove any Alterations which Landlord required, at the time of granting of Landlord's consent under this Lease, to be removed, or if such consent was not required under this Lease, which Landlord did not expressly in writing permit to remain within thirty (30) days after a written request by Tenant to Landlord for such determination. Any other items of Tenant's Property that shall remain in the Premises after the Expiration Date, or following an earlier termination date, may, at the option of Landlord, be deemed to have been abandoned, and in such case, such items may be retained by Landlord as its property or be

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disposed of by Landlord, in Landlord's sole and absolute discretion and without accountability, at Tenant's expense. Notwithstanding the foregoing, if Tenant is in default under the terms of this Lease, it may remove Tenant's Property from the Premises only upon the express written direction of Landlord.

                  12.3. LANDLORD'S CONSENT AND WAIVER. At Tenant's written request, Landlord shall execute any landlord's waiver required by Tenant's lender(s) waiving any landlord's lien that Landlord may have on Tenant's Property, provided that Tenant is not in default under this Lease, that Tenant has not been in default under this Lease more than two (2) times in the twelve
(12) months preceding the request, that such waiver is in form and content reasonably acceptable to Landlord, and that such waiver shall not be deemed to impair or prevent Landlord from enforcing any judgment lien against Tenant or Tenant's Property.

         13. REPAIRS AND MAINTENANCE.

                  13.1. TENANT REPAIRS AND MAINTENANCE. Tenant shall be responsible for and shall pay, the entire cost of, any maintenance, repair, or replacement of the interior of the Building constituting a part of the Premises (except, to the extent expressly provided in this Lease, for structural repairs and replacements, and the replacement of the HVAC system), including, without limitation of any costs relating to any security systems, janitorial services, and waste removal services. Tenant shall maintain a full and complete HVAC maintenance contract with Tustin Mechanical Services that is consistent to accommodate Tenant's use and is comparable to the maintenance contract carried by U.S. Bioscience. Tenant agrees to provide Landlord with a copy of such maintenance contract and not to reduce the level of service under the contract without Landlord's prior consent. Tenant shall also be responsible for and shall pay the entire cost of, any maintenance, repair, or replacement of any portion of the Premises or any system serving the Premises necessitated by Tenant's negligence, Tenant's willful misconduct, Tenant's misuse or abuse, Tenant's moving into or out of Premises, or Tenant's making of any Alterations (collectively, "Tenant Necessitated Repairs").

                  13.2. LANDLORD REPAIRS. Subject to Tenant's timely payment of Operating Expenses pursuant to Section 3 of this Lease, Landlord shall administer, maintain, and perform, the following items throughout the Term: (a) landscaping and lawn mowing at the Premises, (b) all snow and ice removal from parking areas, loading areas and roadways on the Premises, (c) all exterior non-structural, repairs and replacements, ordinary and extraordinary, to the Building constituting a part of the Premises, including, but not limited to, the exterior of the Building constituting a part of the Premises, sidewalks, driveways, curbs, parking areas and loading areas. Landlord, at its sole cost and expense and not as an Operating Expense, shall be solely responsible for performing (i) the maintenance, repair and replacement of the roof and all structural elements of the Building constituting part of the Premises and (ii) the replacement of the HVAC system when required. Landlord shall not be responsible for, and Tenant be responsible for and shall pay, the entire cost of, any maintenance, repair, or replacement of any portion of the Premises or any system serving the Premises necessitated by Tenant Necessitated Repairs.

         14. UTILITIES. Tenant shall purchase all utility services from the utility or municipality providing such service; shall provide for scavenger, cleaning, janitorial, waste removal, and extermination services; and shall pay for such services when payments are due. Tenant shall be solely responsible for the repair and maintenance of any meters necessary in connection with utility services. Tenant's use of electrical energy in the Premises shall not, at any time, exceed the capacity of either or both of (i) any of the electrical conductors and equipment in or otherwise servicing the Premises; and (ii) the HVAC systems of the Building.

         15. INVOLUNTARY CESSATION OF SERVICES. Landlord reserves the right, without any liability to Tenant and without affecting Tenant's covenants and obligations hereunder, to stop service of the HVAC, electric, sanitary, elevator (if any), or other systems serving the Premises, or to stop any other services required by Landlord under this Lease, whenever and for so long as may be necessary by reason of (i) accidents, emergencies, strikes, or the making of repairs or changes which Landlord or Agent in good faith deems necessary or (ii) any other cause beyond Landlord's reasonable control. Further, it is also understood and agreed that Landlord or Agent shall have no liability or responsibility for a cessation of services to the Premises that occurs as a result of causes beyond Landlord's or Agent's reasonable control. No such interruption of service shall be deemed an eviction or disturbance of Tenant's use and possession of the Premises or any part thereof, or render Landlord or Agent liable to Tenant for damages, or relieve Tenant from performance of Tenant's obligations under this Lease, including, but not limited to, the obligation to pay Rent; provided, however, that if any interruption of services persists for a period in excess of five consecutive business days Tenant shall, as Tenant's sole remedy, be entitled to a proportionate abatement of Rent to the extent, if any, of any actual loss of use of the Premises by Tenant.

         16. LANDLORD'S RIGHTS. Landlord, Agent and their respective agents, employees and representatives shall have the right to enter and/or pass through the Premises at any time or times upon at least twenty-four (24) hours' prior notice (except in the event of emergency): (a) to examine and inspect the Premises and to show them to actual and prospective lenders, prospective purchasers or mortgagees of the Premises or providers of capital to Landlord and its affiliates; and (b) to make such repairs, alterations, additions and improvements in or to the Premises or its facilities and equipment as Landlord is required or desires to make. Landlord and Agent shall be allowed to take all materials into and upon the Premises that may be required in connection with any repairs, alterations, additions or improvements, without any liability to Tenant and without any reduction or modification of Tenant's covenants and obligations hereunder; provided, however, that Landlord shall use reasonable efforts to avoid interference with Tenant's business operations and Tenant's occupancy and use of the Premises and shall repair any physical damage caused to the Premises. During the period of six months prior to the Expiration Date (or at any time, if Tenant has vacated or

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abandoned the Premises or is otherwise in default under this Lease), Landlord and its agents may exhibit the Premises to prospective tenants and erect a "For Lease" sign thereon.

         17. NON-LIABILITY AND INDEMNIFICATION.

                  17.1. NON-LIABILITY. Except as provided in SECTION 17.2.2, none of Landlord, Agent, any other managing agent, or their respective affiliates, owners, partners, directors, officers, agents and employees shall be liable to Tenant for any loss, injury, or damage, to Tenant or to any other person, or to its or their property, irrespective of the cause of such injury, damage or loss. Further, except as provided in SECTION 17.2.2, none of Landlord, Agent, any other managing agent, or their respective partners, directors, officers, agents and employees shall be liable (a) for any damage caused by other persons in, upon or about the Premises, or caused by operations in construction of any public or quasi-public work; (b) with respect to matters for which Landlord is liable, for consequential or indirect damages purportedly arising out of any loss of use of the Premises or any equipment or facilities therein by Tenant or any person claiming through or under Tenant; (c) any latent defect in the Premises; (d) injury or damage to person or property caused by fire, or theft, or resulting from the operation of heating or air conditioning or lighting apparatus, or from falling plaster, or from steam, gas, electricity, water, rain, snow, ice, or dampness, that may leak or flow from any part of the Premises, or from the pipes, appliances or plumbing work of the same.

         17.2. INDEMNIFICATION.

                  17.2.1. TENANT INDEMNIFICATION. Tenant hereby indemnifies, defends, and holds Landlord, Agent and their respective affiliates, owners, partners, directors, officers, agents and employees (collectively, "LANDLORD INDEMNIFIED PARTIES") harmless from and against any and all Losses (defined below) arising from or in connection with (a) the conduct or management of the Premises or any business therein, or any work or Alterations done, or any condition created by any or all of Tenant and Tenant's Parties in or about the Premises during the Term or during the period of time, if any, prior to the Commencement Date that Tenant is given access to the Premises; (b) any act, omission or negligence of any or all of Tenant and Tenant's Parties; (c) any accident, injury or damage whatsoever (unless caused by Landlord's negligence, subject however to any applicable doctrine of comparative or contributory negligence) occurring in, at or upon the Premises caused by any or all of Tenant and Tenant's Parties; (d) any breach by Tenant of any of its warranties and representations under this Lease; (e) any actions necessary to protect Landlord's interest under this Lease in a bankruptcy proceeding or other proceeding under the Bankruptcy Code; (f) any violation or alleged violation by any or all of Tenant and Tenant's Parties of any Law including, without limitation, any Environmental Law; (g) any breach of the provisions of SECTION 9 by any or all of Tenant and Tenant's Parties; (h) claims for work or labor performed or materials supplies furnished to, or at the request of, any or all of Tenant and Tenant's Parties; (i) claims arising from any breach or default on the part of Tenant in the performance of any covenant contained in this Lease;
(j) any Hazardous Materials used, exposed, emitted, released, discharged, generated, manufactured, sold, transported, handled, stored, treated, reused, presented, disposed of or recycled in, at, near or under all or any portion of the Premises as a result of the acts or omissions of any or all of Tenant and Tenant's Parties; and (k) the violation of any Environmental Law or any permit, application or consent required in connection with any Environmental Law by any or all of Tenant and Tenant's Parties with respect to the Premises during the Term, excluding, however, any violation of Environmental Law directly and solely resulting from the acts or omissions of any or all of Landlord and Landlord's employees, agents and contractors (collectively, "TENANT'S INDEMNIFIED MATTERS"). In case any action or proceeding is brought against any or all of Landlord and the Landlord Indemnified Parties by reason of any of Tenant's Indemnified Matters, Tenant, upon notice from any or all of Landlord, Agent or any Superior Party (defined below), shall resist and defend such action or proceeding by counsel reasonably satisfactory to, or selected by, Landlord. The term "LOSSES" shall mean all claims, demands, expenses, actions, judgments, damages (whether direct or indirect, known or unknown, foreseen or unforeseen) (actual, but not consequential or speculative), penalties, fines, liabilities, losses of every kind and nature (including, without limitation, property damage, diminution in value of Landlord's interest in the Premises, damages for the loss or restriction on use of any space or amenity within the Premises, damages arising from any adverse impact on marketing space in the Premises, sums paid in settlement of claims and any costs and expenses associated with injury, illness or death to or of any person), suits, administrative proceedings, costs and fees, including, without limitation, attorneys' and consultants' fees and expenses, and the costs of cleanup, remediation, removal and restoration, that are in any way related to any matter covered by the foregoing indemnity. The provisions of this SECTION 17.2.1 shall survive the expiration or termination of this Lease.

                  17.2.2. LANDLORD INDEMNIFICATION. Landlord hereby indemnifies, defends and holds Tenant, its respective affiliates, owners, shareholders, directors, officers, agents and employees ("Tenant Indemnified Parties") harmless from and against any and all Losses (actual, but not consequential or speculative), (including, but not limited to, court costs and attorneys' reasonable fees) actually suffered or incurred by Tenant Indemnified Parties as the result of (a) any negligent, willful or intentional acts or omissions of any or all of Landlord, Agent and any parties within the control of either or both of Landlord and Agent, or (b) the use, storage, disposal, release or discharge of Hazardous Materials in, at or under the Premises or Property by Landlord in violation of Environmental Laws. In the event that any action or proceeding is brought against Tenant Indemnified Parties, and the foregoing indemnity is applicable to such action or proceeding, then Landlord, upon notice from Tenant Indemnified Parties, shall resist and defend such action or proceeding by counsel reasonably satisfactory to Tenant. Notwithstanding anything to the contrary set forth in this Lease, however, in all events and under all circumstances, the liability of Landlord to Tenant shall be limited to the interest of Landlord in the Property, and Tenant agrees to look solely to Landlord's interest in the Property for the recovery of any judgment or award against Landlord, it being intended that

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Landlord shall not be personally liable for any judgment or deficiency. The provisions of this SECTION 17.2.2 shall survive the expiration or termination of this Lease.

                  17.3. FORCE MAJEURE. The obligations of Tenant hereunder shall not be affected, impaired or excused, and Landlord shall have no liability whatsoever to Tenant, with respect to any act, event or circumstance arising out of Landlord's failure to fulfill, or delay in fulfilling any of its obligations under this Lease by reason of labor dispute, governmental preemption of property in connection with a public emergency or shortages of fuel, utility services, supplies, or labor, or any other cause, whether similar or dissimilar, beyond Landlord's reasonable control
         18. DAMAGE OR DESTRUCTION.

                  18.1. NOTIFICATION AND REPAIR. Tenant shall give prompt notice to Landlord and Agent of (a) any fire or other casualty to the Premises, and (b) any damage to or defect in any part or appurtenance of the Property's sanitary, electrical, HVAC, elevator or other systems located in or passing through the Premises or any part thereof. Subject to the provisions of SECTION
18.3 below, if the Premises are damaged by fire or other insured casualty, Landlord shall repair (or cause Agent to repair) the damage and restore and rebuild the Premises (except for Tenant's Property) with reasonable dispatch after (x) notice to it of the damage or destruction and (y) the adjustment of the insurance proceeds attributable to such damage. Subject to the provisions of
SECTION 18.3 below, Tenant shall not be entitled to terminate this Lease and no damages, compensation or claim shall be payable by Landlord for purported inconvenience, loss of business or annoyance arising from any repair or restoration of any portion of the Premises pursuant to this Section. Landlord (or Agent, as the case may be) shall use its diligent, good faith efforts to make such repair or restoration promptly and in such manner as not to unreasonably interfere with Tenant's use and occupancy of the Premises, but Landlord or Agent shall not be required to do such repair or restoration work except during normal business hours of business days.

                  18.2. RENTAL ABATEMENT. If (a) the Premises are damaged by fire or other casualty thereby causing the Premises to be inaccessible or (b) the Premises are partially damaged by fire or other casualty, the Rent shall be proportionally abated to the extent of any actual loss of use of the Premises by Tenant.

                  18.3. TOTAL DESTRUCTION. If the Premises shall be totally destroyed by fire or other casualty, or if the Premises shall be so damaged by fire or other casualty that (in the reasonable opinion of a reputable contractor or architect designated by Landlord): (i) its repair or restoration requires more than 180 days or (ii) such repair or restoration requires the expenditure of more than 50% of the full insurable value of the Premises immediately prior to the casualty or (iii) the damage (x) is less than the amount stated in (ii) above, but more than 10% of the full insurable value of the Premises; and (y) occurs during the last two years of Lease Term, Landlord and Tenant shall each have the option to terminate this Lease (by so advising the other, in writing) within 10 days after said contractor or architect delivers written notice of its opinion to Landlord and Tenant, but in all events prior to the commencement of any restoration of the Premises by Landlord. In such event, the termination shall be effective as of the date upon which either Landlord or Tenant, as the case may be, receives timely written notice from the other terminating this Lease pursuant to the preceding sentence. If neither Landlord nor Tenant timely delivers a termination notice, this Lease shall remain in full force and effect. If (A) any holder of a mortgage or deed of trust encumbering the Premises or landlord pursuant to a ground lease encumbering the Premises (collectively, "SUPERIOR PARTIES") or other party entitled to the insurance proceeds fails to make such proceeds available to Landlord in an amount sufficient for restoration of the Premises, or (B) the issuer of any casualty insurance policies on the Premises fails to make available to Landlord (for any reason other than Landlord's failure to timely pay requisite premiums) sufficient proceeds for restoration of the Premises, then Landlord may, at Landlord's sole option, terminate this Lease by giving Tenant written notice to such effect within 30 days after Landlord receives notice from the Superior Party or insurance company, as the case may be, that such proceeds shall not be made available, in which event the termination of this Lease shall be effective as of the date Tenant receives written notice from Landlord of Landlord's election to terminate this Lease. For purposes of this SECTION 18.3 only, "FULL INSURABLE VALUE" shall mean replacement cost, less the cost of footings, foundations and other structures below grade.

         19. EMINENT DOMAIN. If the whole, or any substantial portion, of the Premises is taken or condemned for any public use under any Law or by right of eminent domain, or by private purchase in lieu thereof, and such taking would prevent or materially interfere with the Permitted Use of the Premises, this Lease shall terminate effective when the physical taking of said Premises occurs. If less than a substantial portion of the Premises is so taken or condemned, or if the taking or condemnation is temporary (regardless of the portion of the Premises affected), this Lease shall not terminate, but the Rent payable hereunder shall be proportionally abated to the extent of any actual loss of use of the Premises by Tenant. Landlord shall be entitled to any and all payment, income, rent or award, or any interest therein whatsoever, which may be paid or made in connection with such a taking or conveyance, and Tenant shall have no claim against Landlord for the value of any unexpired portion of this Lease. Notwithstanding the foregoing, any compensation specifically awarded to Tenant for loss of business or goodwill, for relocation costs, for moving expenses, or for its personal property, shall be the property of Tenant.

         20. SURRENDER AND HOLDOVER. On the last day of the Term, or upon any earlier termination of this Lease, or upon any re-entry by Landlord upon the Premises, (a) Tenant shall quit and surrender the Premises to Landlord "broom-clean" and in good order, condition and repair, except for ordinary wear and tear and such damage or destruction as Landlord is required to repair or restore under this Lease, and (b) Tenant shall remove all of Tenant's Property therefrom, except as otherwise expressly provided in this

Lease. The obligations imposed under the preceding sentence shall survive the termination or expiration of this Lease. If Tenant remains in possession after the Expiration Date hereof or after any earlier termination date of this Lease or of Tenant's right to possession: (i) Tenant shall be deemed a tenant-at-will;
(ii) Tenant shall pay 125% of the aggregate of the Base Rent and Additional Rent last prevailing hereunder, and also shall pay all actual damages sustained by Landlord, directly by reason of Tenant's remaining in possession after the expiration or termination of this Lease; (iii) there shall be no renewal or extension of this Lease by operation of law; and (iv) the tenancy-at-will may be terminated upon 30 days' written notice from Landlord. The provisions of this
SECTION 20 shall not constitute a waiver by Landlord of any re-entry rights of Landlord provided hereunder or by law.

         21. EVENTS OF DEFAULT.

                  21.1. BANKRUPTCY OF TENANT. It shall be a default by Tenant under this Lease if Tenant makes an assignment for the benefit of creditors, or files a voluntary petition under any state or federal bankruptcy or insolvency law, or an involuntary petition alleging an act of bankruptcy or insolvency is filed against Tenant under any state or federal bankruptcy or insolvency law that is not dismissed within 90 days, or whenever a petition is filed by or against (to the extent not dismissed within 90 days) Tenant under the reorganization provisions of the United States Bankruptcy Code or under the provisions of any law or like import, or whenever a petition shall be filed by Tenant under the arrangement provisions of the United States Bankruptcy Code or similar law, or whenever a receiver of Tenant or of, or for, the property of Tenant shall be appointed, or Tenant admits it is insolvent or is not able to pay its debts as they mature.

                  21.2. DEFAULT PROVISIONS. Each of the following shall constitute a default by Tenant under this Lease: (a) if Tenant fails to pay Rent or any other payment when due hereunder within seven (7) days after written notice from Landlord of such failure to pay on the due date; provided, however, that if in any consecutive 12 month period, Tenant shall, on three separate occasions, fail to pay any installment of Rent on the date such installment of Rent is due, then, on the third such occasion and on each occasion thereafter on which Tenant shall fail to pay an installment of Rent on the date such installment of Rent is due, Landlord shall be relieved from any obligation to provide notice to Tenant, and Tenant shall then no longer have a seven (7) day period in which to cure any such failure; or (b) if Tenant fails, whether by action or inaction, to timely comply with, or satisfy, any or all of the obligations imposed on Tenant under this Lease (other than the obligation to pay
Rent) for a period of thirty (30) days after Landlord's delivery to Tenant of written notice of such default under this SECTION 21.2(B); provided, however, that if the default cannot, by its nature, be cured within such thirty (30) day period, but Tenant commences and diligently pursues a cure of such default promptly within the initial thirty (30) day cure period, then Landlord shall not exercise its remedies under SECTION 22 unless such default remains uncured for more than sixty (60) days after Landlord's notice. Except for notices expressly provided for in this Lease, Tenant hereby waives all notices of any nature, including, without limitation, all notices under the Pennsylvania Landlord and Tenant Act, as amended.

         22. RIGHTS AND REMEDIES.

                  22.1. LANDLORD'S CURE RIGHTS UPON DEFAULT OF TENANT. If Tenant defaults in the performance of any of its obligations under this Lease, Landlord, without thereby waiving such default, may (but shall not be obligated to) perform the same for the account, and at the expense of, Tenant upon compliance with any notice requirements and cure periods set forth in SECTION 21.2.

                  22.2. LANDLORD'S REMEDIES. In the event of any default by Tenant under this Lease, Landlord, at its option, and after any applicable notice and cure period (required pursuant to SECTION 21.2), but without additional notice or demand from Landlord, if any, as provided in SECTION 21.2 has expired, may, in addition to all other rights and remedies provided in this Lease, or otherwise at law or in equity: (a) terminate this Lease and Tenant's right of possession of the Premises; or (b) terminate Tenant's right of possession of the Premises without terminating this Lease; provided, however, that Landlord shall use its reasonable efforts, whether Landlord elects to proceed under Subsections (a) or (b) above, to mitigate damages by reletting the Premises, or any part thereof for the account of Tenant, for such rent and term and upon such terms and conditions as are acceptable to Landlord. For purposes of any reletting, Landlord is authorized to decorate, repair, alter and improve the Premises to the extent deemed necessary by Landlord, in its sole, but reasonable, discretion. In the event of the termination of this Lease by Landlord pursuant to (a) above, Landlord shall be entitled to recover from Tenant (i) all damages and other sums that Landlord is entitled to recover under any provision of this Lease or at law or in equity, including, but not limited to, all fixed dollar amounts of Base Rent and Additional Rent accrued and unpaid for the period up to and including such termination date; (ii) all other additional sums payable by Tenant, or for which Tenant is liable, or in respect of which Tenant has agreed to indemnify Landlord, under any of the provisions of this Lease, that may be then owing and unpaid; (iii) all costs and expenses (including, without limitation, court costs and attorneys' reasonable fees) incurred by Landlord in the enforcement of its rights and remedies under this Lease; and (iv) any damages provable by Landlord as a matter of law including, without limitation, an amount equal to the positive difference, if any, between
(x) the DISCOUNTED PRESENT VALUE (AT 6% PER ANNUM) of the Base Rent required to be paid for the remainder of the Term (measured from the effective termination date of this Lease) and (y) the fair market rental value of the Leased Premises (determined at the date of termination of this Lease) after deduction (from such fair market rental value)of the projected costs and expenses of reletting the Premises (including the anticipated costs of repairs, alterations, improvements, additions, legal fees and brokerage commissions) as reasonably estimated by Landlord. If Landlord elects to pursue its rights and remedies under Subsection
(b) above, and the Premises are relet and a sufficient sum is not realized therefrom, then to satisfy the payment, when due, of Base Rent and Additional Rent reserved under the Lease for any monthly period (after payment of all Landlord's reasonable expenses of reletting), Tenant shall, in Landlord's sole judgment, either (i) pay any such deficiency monthly or (ii) pay such deficiency on an accelerated basis, which accelerated deficiency shall be discounted at a rate of 6% per annum. If Landlord elects to pursue its rights and remedies under Subsection (b) above, and Landlord fails to relet the Premises, then Tenant shall pay to Landlord the sum of (x) the projected costs of Landlord's expenses of reletting (including the anticipated costs of repairs, alterations, improvements, additions, legal fees and brokerage commissions) as reasonably estimated by Landlord and (y) the accelerated amount of Base Rent and Additional Rent due under the Lease for the balance of the Term, discounted at a rate of 6% per annum. Tenant agrees that Landlord may file suit to recover any sums due to Landlord hereunder from time to time and that such suit or recovery of any amount due Landlord hereunder shall not be any defense to any subsequent action brought for any amount not theretofore reduced to judgment in favor of Landlord. If Landlord elects to pursue its rights and remedies under Subsection (b), then Landlord shall at any time have the further right and remedy to rescind such election and pursue its rights and remedies under Subsection (a). In the event Landlord elects, pursuant to clause (b) of this SECTION 22.2, to terminate Tenant's right of possession only, without terminating this Lease, Landlord may, at Landlord's option, enter into the Premises, remove Tenant's Property, Tenant's signs and other evidences of tenancy, and take and hold possession thereof, as provided in SECTION 20 hereof; provided, however, that such entry and possession shall not terminate this Lease or release Tenant, in whole or in part, from Tenant's obligation to pay the Base Rent and Additional Rent reserved hereunder for the full Term, or from any other obligation of Tenant under this Lease. Any and all property that may be removed from the Premises by Landlord pursuant to the authority of the Lease or of law, to which Tenant is or may be entitled, may be handled, removed or stored by Landlord at the risk, cost and expense of Tenant, and in no event or circumstance shall Landlord be responsible for the value, preservation or safekeeping thereof. Tenant shall pay to Landlord, upon demand, any and all expenses incurred in such removal and all storage charges against such property so long as the same shall be in Landlord's possession or under Landlord's control. Any such property of Tenant not retaken from storage by Tenant within 30 days after the end of the Term, however terminated, shall be conclusively presumed to have been conveyed by Tenant to Landlord under this Lease as in a bill of sale, without further payment or credit by Landlord to Tenant.

                  22.3. ADDITIONAL RIGHTS OF LANDLORD. Any and all costs, expenses and disbursements, of any kind or nature, incurred by Landlord or Agent in connection with the enforcement of any and all of the terms and provisions of this Lease, including attorneys' reasonable fees (through all appellate proceedings), shall be due and payable (as Additional Rent) upon Landlord's submission of an invoice therefor. All sums advanced by Landlord or Agent on account of Tenant under this Section, or pursuant to any other provision of this Lease, and all Base Rent and Additional Rent, if delinquent or not paid by Tenant and received by Landlord when due hereunder, shall bear interest at the rate of 5% per annum above the "prime" or "reference" or "base" rate (on a per annum basis) of interest publicly announced as such, from time to time, by the First Chicago/NBD Bank, from the due date thereof until paid, and such interest shall be and constitute Additional Rent and be due and payable upon Landlord's or Agent's submission of an invoice therefor. The various rights, remedies and elections of Landlord reserved, expressed or contained herein are cumulative and no one of them shall be deemed to be exclusive of the others or of such other rights, remedies, options or elections as are now or may hereafter be conferred upon Landlord by law.

                  22.4. EVENT OF BANKRUPTCY. In addition to, and in no way limiting the other remedies set forth herein, Landlord and Tenant agree that if Tenant ever becomes the subject of a voluntary or involuntary bankruptcy, reorganization, composition, or other similar type proceeding under the federal bankruptcy laws, as now enacted or hereinafter amended, then: (a) "adequate assurance of future performance" by Tenant and/or any assignee of Tenant pursuant to Bankruptcy Code Section 365 will include (but not be limited to) payment of an additional/new security deposit in the amount of three times the then current Base Rent payable hereunder; (b) any person or entity to which this Lease is assigned, pursuant to the provisions of the Bankruptcy Code, shall be deemed, without further act or deed, to have assumed all of the obligations of Tenant arising under this Lease on and after the effective date of such assignment. Any such assignee shall, upon demand by Landlord, execute and deliver to Landlord an instrument confirming such assumption of liability; (c) notwithstanding anything in this Lease to the contrary, all amounts payable by Tenant to or on behalf of Landlord under this Lease, whether or not expressly denominated as "Rent", shall constitute "rent" for the purposes of Section 502(b)(6) of the Bankruptcy Code; and (d) if this Lease is assigned to any person or entity pursuant to the provisions of the Bankruptcy Code, any and all monies or other considerations payable or otherwise to be delivered to Landlord or Agent (including Base Rent, Additional Rent and other amounts hereunder), shall be and remain the exclusive property of Landlord and shall not constitute property of Tenant or of the bankruptcy estate of Tenant. Any and all monies or other considerations constituting Landlord's property under the preceding sentence not paid or delivered to Landlord or Agent shall be held in trust by Tenant or Tenant's bankruptcy estate for the benefit of Landlord and shall be promptly paid to or turned over to Landlord.

                  22.5.    CONFESSION OF JUDGMENT FOR POSSESSION.

         TENANT, IN CONSIDERATION OF THE EXECUTION OF THIS LEASE BY LANDLORD AND FOR THE COVENANTS AND AGREEMENTS ON THE PART OF LANDLORD HEREIN CONTAINED, AND FULLY COMPREHENDING THE RELINQUISHMENT OF CERTAIN RIGHTS INCLUDING RIGHTS OF PREJUDGMENT NOTICE AND HEARING AND POST JUDGMENT/PRE-EXECUTION NOTICE AND HEARING, AND AFTER DEFAULT BY TENANT UNDER THIS LEASE, HEREBY EXPRESSLY AUTHORIZES ANY ATTORNEY OF ANY COURT OF RECORD TO ACCEPT SERVICE OF PROCESS FOR, TO APPEAR FOR, AND TO CONFESS JUDGMENT IN EJECTMENT AGAINST TENANT FOR POSSESSION OF THE PREMISES IN ANY AND ALL ACTIONS BROUGHT HEREUNDER BY LANDLORD AGAINST TENANT TO RECOVER POSSESSION FROM TIME TO TIME OF THE PREMISES (AND TENANT AGREES THAT UPON THE ENTRY OF EACH JUDGMENT FOR SUCH POSSESSION A WRIT OF POSSESSION OR OTHER APPROPRIATE PROCESS MAY ISSUE FORTHWITH). THE RIGHT TO CONFESS JUDGMENT IN EJECTMENT SHALL NOT BE EXHAUSTED BY THE SINGLE OR MULTIPLE USE THEREOF. TENANT CONFIRMS THAT THIS IS A COMMERCIAL LEASE, THAT TENANT WAS REPRESENTED BY COUNSEL IN TENANT'S NEGOTIATION AND EXECUTION OF THIS LEASE, AND THAT TENANT KNOWINGLY, WILLINGLY, FREELY AND VOLUNTARILY EXECUTED THIS LEASE WITH THIS SECTION AS A PART THEREOF.

         23. BROKER. Tenant covenants, warrants and represents that the broker set forth in SECTION 1.8(A) was the only broker to represent Tenant in the negotiation of this Lease ("TENANT'S BROKER"). Landlord covenants, warrants and represents that the broker set forth in SECTION 1.8(B) was the only broker to represent Landlord in the negotiation of this Lease ("LANDLORD'S BROKER"). Landlord shall be solely responsible for paying the commission of Landlord's Broker. Each party agrees to and hereby does defend, indemnify and hold the other harmless against and from any brokerage commissions or finder's fees or claims therefor by a party claiming to have dealt with the indemnifying party and all costs, expenses and liabilities in connection therewith, including, without limitation, reasonable attorneys' fees and expenses, for any breach of the foregoing. The foregoing indemnification shall survive the termination of this Lease for any reason.

         24. MISCELLANEOUS.

                  24.1. MERGER. All prior understandings and agreements between the parties are merged in this Lease, which alone fully and completely expresses the agreement of the parties. No agreement shall be effective to modify this Lease, in whole or in part, unless such agreement is in writing, and is signed by the party against whom enforcement of said change or modification is sought.

                  24.2. NOTICES. Any notice required to be given by either party pursuant to this Lease, shall be in writing and shall be deemed to have been properly given, rendered or made only if personally delivered, or if sent by Federal Express or other comparable commercial overnight delivery service, addressed to the other party at the addresses set forth below (or to such other address as Landlord or Tenant may designate to each other from time to time by written notice), and shall be deemed to have been given, rendered or made on the day so delivered or on the first business day after having been deposited with the courier service:

                             IF TO LANDLORD:

                         First Industrial, L.P.
                         311 South Wacker Drive, Suite 4000
                         Chicago, IL    60606
                         Attn: Vice President - Portfolio Management

                             WITH A COPY TO:

                         First Industrial Realty Trust, Inc.
                         200 Philips Road
                         Exton, PA   19341-1326
                         Attn:  Mr. Peter O. Schultz, Jr., Regional Director

                             WITH A COPY TO:

                         Saul, Ewing, Remick & Saul LLP
                         Centre Square West
                         1500 Market Street - 38th Floor
                         Philadelphia, PA  19102-2186
                         Attn:  F. Michael Wysocki, Esquire

                             IF TO TENANT:

                         Protarga, Inc.
                         1100 E. Hector Street
                         Suite 450
                         Conshohocken, PA 19428
                         Attn: Robert Dickey IV, Vice-President and Chief Financial Officer

                             WITH A COPY TO:

                         Barry M. Abelson, Esq.
                         Pepper Hamilton LLP
                         3000 Two Logan Square
                         Eighteenth and Arch Streets
                         Philadelphia, PA 19103-2799


                  24.3. NON-WAIVER. The failure of either party to insist, in any one or more instances, upon the strict performance of any one or more of the obligations of this Lease, or to exercise any election herein contained, shall not be construed as a waiver or relinquishment for the future of the performance of such one or more obligations of this Lease or of the right to exercise such election, but the Lease shall continue and remain in full force and effect with respect to any subsequent breach, act or omission. The receipt and acceptance by Landlord or Agent of Base Rent or Additional Rent with knowledge of breach by Tenant of any obligation of this Lease shall not be deemed a waiver of such breach.

                  24.4. LEGAL COSTS. Any party in breach or default under this Lease (the "DEFAULTING PARTY") shall reimburse the other party (the "NONDEFAULTING PARTY") upon demand for any legal fees and court (or other administrative proceeding) costs or expenses that the Nondefaulting Party incurs in connection with the breach or default, regardless whether suit is commenced or judgment entered. Such costs shall include legal fees and costs incurred for the negotiation of a settlement, enforcement of rights or otherwise. Furthermore, in the event of litigation, the court in such action shall award to the party in whose favor a judgment is entered a reasonable sum as attorneys' fees and costs, which sum shall be paid by the losing party. Tenant shall pay Landlord's attorneys' reasonable and actual fees (supported by invoices), not to exceed $1500.00, incurred in connection with Tenant's request for Landlord's consent under provisions of this Lease governing assignment and subletting, or in connection with any other act which Tenant proposes to do and which requires Landlord's consent.

                  24.5. PARTIES BOUND. Except as otherwise expressly provided for in this Lease, this Lease shall be binding upon, and inure to the benefit of, the successors and assignees of the parties hereto. Tenant hereby releases Landlord named herein from any obligations of Landlord for any period subsequent to the conveyance and transfer of Landlord's ownership interest in the Premises and the assumption by the transferee of Landlord's obligations under this Lease from and after the date of transfer. In the event of such conveyance and transfer, Landlord's obligations shall thereafter be binding upon each transferee (whether Successor Landlord or otherwise). No obligation of Landlord shall arise under this Lease until the instrument is signed by, and delivered to, both Landlord and Tenant.

                  24.6. RECORDATION OF LEASE. Tenant shall not record or file this Lease (or any memorandum hereof) in the public records of any county or state.

                  24.7. SURVIVAL OF OBLIGATIONS. Upon the expiration or other termination of this Lease, neither party shall have any further obligation nor liability to the other except as otherwise expressly provided in this Lease and except for such obligations as, by their nature or under the circumstances, can only be, or by the provisions of this Lease, may be performed after such expiration or other termination.

                  24.8. GOVERNING LAW; CONSTRUCTION. This Lease shall be governed by and construed in accordance with the laws of the state in which the Premises are located. If any provision of this Lease shall be invalid or unenforceable, the remainder of this Lease shall not be affected but shall be enforced to the extent permitted by law. The captions, headings and titles in this Lease are solely for convenience of reference and shall not affect its interpretation. This Lease shall be construed without regard to any presumption or other rule requiring construction against the party causing this Lease to be drafted. Each covenant, agreement, obligation, or other provision of this Lease to be performed by Tenant, shall be construed as a separate and independent covenant of Tenant, not dependent on any other provision of this Lease. All terms and words used in this Lease, regardless of the number or gender in which they are used, shall be deemed to include any other number and any other gender as the context may require. This Lease may be executed in counterpart and, when all counterpart documents are executed, the counterparts shall constitute a single binding instrument.

                  24.9. TIME. Time is of the essence of this Lease. If the time for performance hereunder falls on a Saturday, Sunday or a day that is recognized as a holiday in the state in which the Premises are located, then such time shall be deemed extended to the next day that is not a Saturday, Sunday or holiday in said state.

                  24.10. AUTHORITY . If Tenant is a corporation, partnership, limited liability company, association or any other entity, it shall deliver to Landlord, concurrently with the delivery to Landlord of an executed Lease, certified resolutions of Tenant's directors or other governing person or body
(i) authorizing execution and delivery of this Lease and the performance by Tenant of its obligations hereunder and (ii) certifying the authority of the party executing the Lease as having been duly authorized to do so. Landlord represents and warrants to Tenant that Landlord is authorized to execute, deliver, and perform this Lease.

                  24.11. WAIVER OF TRIAL BY JURY. THE LANDLORD AND THE TENANT, TO THE FULLEST EXTENT THAT THEY MAY LAWFULLY DO SO, HEREBY WAIVE TRIAL BY JURY IN ANY ACTION OR PROCEEDING BROUGHT BY ANY PARTY TO THIS LEASE WITH RESPECT TO THIS LEASE, THE PREMISES, OR ANY OTHER MATTER RELATED TO THIS LEASE OR THE PREMISES.

                  24.12. SUBMISSION OF LEASE. Submission of this Lease to Tenant for signature does not constitute a reservation of space or an option to lease. This Lease is not effective until execution by and delivery to both Landlord and Tenant.

                  24.13. JOINT AND SEVERAL LIABILITY. All parties signing this Lease as Tenant shall be jointly and severally liable for all obligations of Tenant hereunder.

                  24.14. RIDERS. All Riders and Exhibits attached hereto are deemed to be a part hereof and hereby incorporated herein.

         IN WITNESS WHEREOF, Landlord and Tenant have duly executed this Lease as of the day and year first above written.

                         LANDLORD:

                         FIRST INDUSTRIAL PENNSYLVANIA, L.P., Delaware limited partnership

                         By: First Industrial Pennsylvania Corporation, a Maryland corporation and its sole general partner


                         By:   /s/ Peter O. Schultz
                               --------------------------------------------
                         Its:  REGIONAL DIRECTOR
                               -----------------------------------


                         TENANT:

                         PROTARGA, INC., a Delaware corporation


                         By: /s/ Robert Dickey IV
                             -----------------------------------------------
                         Its: V.P. FINANCE AND CFO
                              ---------------------------------------

                                 RIDER TO LEASE

         THIS RIDER TO LEASE DATED JULY 12, 2000, between First Industrial Pennsylvania, L.P. ("Landlord") and Protarga, Inc. ("Tenant").

         1. LEASE YEAR. The term "lease year" as used in this Lease is defined as set forth in this Rider Section 1. The first lease year of the Term shall commence on the Commencement Date and shall end (i) on the day immediately preceding the first anniversary of the Commencement Date, if the Commencement Date is the first day of the month, or(ii) the last day of the month in which the first anniversary of the Commencement Date occurs, if the Commencement Date is any day other than the first day of a calendar month. Each subsequent lease year shall be a period of twelve months, commencing on the day immediately following the expiration of the prior lease year and expiring on the day immediately preceding the anniversary of the commencement of such lease year.

         2. SECURITY LETTER OF CREDIT. On or before three (3) days after the date of this Lease, Tenant shall deliver to Landlord the Security Letter of Credit (hereinafter defined) (the Security Letter of Credit and the cash proceeds of which are referred to in this Lease as the "Security"), representing security for the full and faithful performance and observance by Tenant of Tenant's covenants and obligations under this Lease. In the event Tenant defaults in the full and prompt payment or performance of any of its obligations hereunder, Landlord may, without notice to Tenant (except for notices expressly provided for in this Lease), draw upon the Security Letter of Credit and use, apply, set off or retain the whole or any part of the Security, to the extent required for the payment of any Rent or other sums due or to become due from Tenant under this Lease, in addition to other remedies available to Landlord. In the event Landlord shall so use, apply or retain the whole or any part of the Security, Tenant shall, upon demand, immediately deliver to Landlord cash equal to the amount so used, which cash shall be part of the Security. The drawing of the Security Letter of Credit and use, application or retention of the Security, or any portion thereof, by Landlord shall not prevent Landlord from exercising any other right or remedy provided by this Lease or by law or in equity (it being intended that Landlord shall not first be required to proceed against the Security) and shall not operate as a limitation on any recovery to which Landlord may otherwise be entitled. If Tenant shall fully and faithfully comply with all the terms, covenants, and conditions of this Lease, and provided that Tenant has fully satisfied all of the obligations of Tenant under this Lease, the Security (or any balance thereof) shall be returned or paid over to Tenant within thirty (30) days after the last to occur of (i) the date on which the Term has expired or is terminated, or (ii) delivery to Landlord of possession of the Premises. It is agreed and understood that the obligations of Tenant to Landlord hereunder that are not performed prior to the expiration date shall be continuing obligations owed by Tenant to Landlord and shall survive the termination of this Lease. Landlord may deliver the Security Letter of Credit and other Security to any purchaser of Landlord's interest in the Premises (or any Successor Landlord , if applicable), and upon delivery of the Security Letter of Credit and other Security to the purchaser or Successor Landlord, Landlord shall be discharged of and from any further liability with respect to same. "Security Letter of Credit", as used in this Lease, shall mean one (1) letter of credit in the initial face amount of One Hundred Sixty Thousand Dollars ($160,000.00), such letter of credit to be an irrevocable, transferable, and assignable letter of credit obtained by Tenant and issued to Landlord by a United States national bank, having a transactional office in Philadelphia, Pennsylvania , with assets of at least Two Billion Dollars ($2,000,000,000.00), in the form of Exhibit "Security Letter of Credit" attached hereto and made a part hereof (except, as to any substitute Security Letter of Credit, for the expiration date which, as to any such substitute Security Letter of Credit, must comply with the next sentence). Tenant shall deliver to Landlord, on or before sixty (60) days before expiration of the then effective Security Letter of Credit, a substitute Security Letter of Credit expiring no sooner than twelve
(12) months after the date of issuance in an amount equal to the amount required by this Rider Section 2. Provided that Tenant is not in default under this Lease at the time of request for reduction of the Security Letter of Credit and has not been in default under this Lease more than two (2) times in the twelve (12) months preceding the request for reduction of the Security Letter of Credit, Tenant shall have the right to reduce the Security Letter of Credit from the initial face amount of One Hundred Sixty Thousand Dollars ($160,000.00) to (a) One Hundred Twenty Thousand Dollars ($120,000.00) subject to the further condition that Tenant shall have maintained an aggregate available cash balance of at least Five Million Dollars ($5,000,000.00), as evidenced by account statements from the financial institutions holding Tenant's funds and including if not otherwise included, the amount of the Security Letter of Credit,, for three (3) out of the five (5) consecutive calendar months immediately preceding the request for reduction and (b) Eighty Thousand Dollars ($80,000.00) commencing no sooner than twelve (12) months after the last previous reduction of the Security Letter of Credit, subject to the further condition that Tenant shall have maintained an aggregate available cash balance of at least Five Million Dollars ($5,000,000.00), as evidenced by account statements from the financial institutions holding Tenant's funds and including if not otherwise included, the amount of the Security Letter of Credit, for three (3) out of the five (5) consecutive calendar months immediately preceding the request for reduction. Provided that Tenant is not in default under this Lease at the time of request for reduction of the Security Letter of Credit and has not been in default under this Lease more than two (2) times in the twelve (12) months preceding the request for reduction of the Security Letter of Credit, Tenant shall have the right to reduce the Security Letter of Credit from the initial face amount of One Hundred Sixty Thousand Dollars ($160,000.00) to (a) One Hundred Thousand Dollars ($100,000.00) subject to the further condition that Tenant shall have maintained an aggregate available cash balance of at least Seven Million Dollars ($7,000,000.00), as evidenced by account statements from the financial institutions holding Tenant's funds and including if not otherwise included, the amount of the Security Letter of Credit, for three (3) out of the five (5) consecutive calendar months immediately preceding the request for reduction and (b) Sixty Thousand Dollars ($60,000.00) commencing no sooner than twelve (12) months after the last previous reduction of the Security Letter of Credit, subject to the further condition that Tenant shall have maintained an aggregate available cash balance of at least Seven Million Dollars ($7,000,000.00), as evidenced by account statements from the financial institutions holding Tenant's funds and including if not otherwise included, the amount of the Security Letter of Credit, for three (3) out of the five (5) consecutive calendar months immediately preceding the request for reduction. Upon at least five (5) days notice to Tenant and without limitation on Landlord's other rights to draw on the Security Letter of Credit, Landlord shall have the right to draw the full amount of the Security Letter of Credit if Tenant does not deliver to Landlord a substitute Security Letter of Credit on or before sixty (60) days before the expiration of the then effective Security Letter of Credit. All costs associated with the Security Letter of Credit shall be paid by Tenant.

         3. LANDLORD'S DEFAULT. If Landlord shall be in default in the performance of any of its obligations under this Lease for thirty (30) consecutive days after written notice from Tenant (unless such default is not susceptible of cure within thirty (30) days in which event Landlord shall have failed to commence curing such default within such thirty (30) day period and to diligently prosecute such cure to completion), then Tenant shall notify Landlord in writing if Tenant intends to cure such default on behalf of Landlord. If, ten
(10) days following such second notice Landlord has failed to commence curing such default, Tenant shall have the right to cure the default on behalf of Landlord. Landlord shall reimburse Tenant for any sums reasonably paid to third parties or third party costs reasonably incurred by Tenant in curing such default, including interest thereon from the date of Landlord's receipt of Tenant's bill therefor, within ten (10) days after Landlord receives a bill therefor (which bill shall set forth in reasonable detail the costs for which compensation is claimed). Notwithstanding the foregoing, Tenant shall not have any right in exercising its remedies under the preceding sentence to make any repairs or modifications to areas outside the Premises, except those solely serving the Premises.

         4.       OPTION TO EXTEND.

                  (a) Tenant is granted one (1) option (the "Extension Option") to extend the Term for one (1) additional period of three (3) years (the "Extension Term") immediately following the Expiration Date. The Extension Option is granted subject to the following conditions:

                           (i)      The Extension Option must be exercised, if
at all, by notice from Tenant to Landlord given on or before One Hundred Eighty
(180) days before the Expiration Date, time being of the essence.

                           (ii)     At the time of exercise of the Extension
Option, and the commencement of the Extension Term, this Lease must be in full force and effect and there may be no uncured event of default beyond an applicable cure period in the performance of Tenant's obligations under this Lease.

                  (b) All terms, provisions and conditions contained in this Lease shall continue to apply during the Extension Term, except that:

                           (i)      the annual Base Rent payable for first lease
year of the Extension Term shall be $196,980.00, for the second lease year of the Extension Term shall be $202,608.00, and for the third lease year of the Extension Term shall be $208,236.00.

                           (ii)     there shall be no further right of renewal

                  5. LANDLORD INITIAL REPAIR. Landlord, at Landlord's sole cost, shall perform the following tasks before the Commencement Date: Install ID name plates at 2 electrical service entrance points (each service entrance point should ID the other service entrance point; Test existing emergency lighting and exit identification; restripe parking area lines.

                  6. NO CONSEQUENTIAL DAMAGES. Notwithstanding any provision in this Lease, in no event shall Landlord or Tenant be liable (including, without limitation, under any indemnity set forth in this Lease) for any speculative or consequential damages in connection with this Lease, the use of the Premises or for any other reason whatsoever and all such damages are hereby waived.

                  7. FINANCIAL INFORMATION.  Tenant shall furnish to Landlord:

                  (a) If and to the extent prepared by Tenant in the ordinary course of its business, as soon as available and in any event within sixty (60) days after the end of each quarterly accounting period in each fiscal year of Tenant, copies of the balance sheet of Tenant as of the last day of such quarterly accounting period, and copies of the related statements of income and of changes in shareholders' equity and in financial position of Tenant for such quarterly accounting period all prepared in accordance with Tenant's ordinary and customary accounting and reporting procedures;

                  (b) As soon as available and in any event within ninety (90) days after the end of each fiscal year of Tenant, copies of the balance sheet of Tenant as of the end of such fiscal year, and copies of the related statements of income and of changes in shareholders' equity and in financial position of Tenant for such fiscal year, all prepared in accordance with Tenant's ordinary and customary accounting and reporting procedures

                  8. EARLY ACCESS. Subject to Landlord's reasonable requirements imposed to assure that Landlord and Landlord's contractors can work on the Premises without interference or delay and subject to applicable governmental requirements, Tenant may have access to the Premises after July 22, 2000 and before the Commencement Date, solely for the purpose of preparing the Premises for Tenant's use occupancy, provided, however, that in connection with such access Tenant shall not interfere with or delay the completion of the Work Items or Landlord's work under Section 5 of this Rider. In connection with such early access,

Tenant shall be bound by all of the obligations of Tenant under this Lease and all provisions applicable to Tenant under this Lease, except for the payment of Rent.
                             END OF RIDER TO LEASE

                                LEASE EXHIBIT "A"

Lot, Building (11,256 square feet), Improvements and Property commonly known as 264 Welsh Pool Road, Exton, Pennsylvania 19341 and also described as Lot No. 19 (approx. 2.648 acres), together with the buildings and improvements thereon, in the Pickering Creek Industrial Park, Uwchlan Township, Chester County, Pennsylvania, as shown and described on Subdivision and General Development Plans of Pickering Creek Industrial Park made by Henry S. Conrey, Inc., Division of Chester Valley Engineers, Paoli, Pennsylvania, dated July 29, 1967, last revised September 26, 1980 and recorded in the Recorder of Deeds Office of Chester County, Pennsylvania as Plan No. 3362.

                                LEASE EXHIBIT "B"
                             LANDLORD'S WORK ITEMS




Landlord agrees to complete the following work, in the areas and rooms of the Premises that are more fully described on the "Landlord's Work Floor Plan" attached to this Lease as EXHIBIT B-1:

                  1. Repair broken floor tiles as needed.

                  2. In-kind replacement of plastic laminate bench tops in two interior laboratory equipment rooms (approx. 110 LF total).

                  3. Upgrade 18 air terminal devices (diffusers) in laboratory areas to direct discharge away from hood openings and to reduce air noise.

                  4. Rebalance existing HVAC-laboratory exhaust system based on standard 18" high sash height instead of 24" height.

                  5. Replace damaged ceiling tiles as needed.

                  6. Repaint rooms as shown on EXHIBIT B-1.

                  7. Repair wall covering in rooms 5, 9, 16.

                  8. Install GFI receptacles for wet locations.

                  9. Replace carpet as shown on EXHIBIT B-1.

                  10. Clean flooring, bench top, and hood areas throughout.

                  Landlord and Tenant agree that the list of Work Items may be changed after the date of execution of the Lease. If the list of Work Items is so changed, such changed shall be evidenced by a writing signed by Landlord and Tenant.

                                LEASE EXHIBIT B-1

                           LANDLORD'S WORK FLOOR PLAN

                      [LANDLORD'S WORK FLOOR PLAN DIAGRAM]

                              LEASE EXHIBIT "1.11"


     Base Rent shall be payable as follows:

                             ANNUAL BASE RENT            MONTHLY BASE RENT

 First Lease Year              $169,380.00                    $14,115.00
 Second Lease Year             $175,044.00                    $14,587.00
 Third Lease Year              $180,720.00                    $15,060.00
